As filed with the Securities and Exchange Commission on June 22, 2020

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Precigen, Inc.

(Exact name of registrant as specified in its charter)

Virginia	26-0084895
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

20374 Seneca Meadows Parkway Germantown, Maryland	20876
(Address of Principal Executive Offices)	(Zip Code)

Precigen, Inc. Amended and Restated 2013 Omnibus Incentive Plan

(Full title of the plan)

Helen Sabzaveri

President and Chief Executive Officer

Precigen, Inc.

20374 Seneca Meadows Parkway

Germantown, Maryland

(Name and address of agent for service)

(301) 556-9900

(Telephone number, including area code, of agent for service)

Copies to:

William I. Intner

Asher M. Rubin

Hogan Lovells US LLP

100 International Drive, Suite 2000

Baltimore, Maryland 21202

(410) 659-2700

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, no par value	2,000,000	$4.13	$8,260,000	$1,072.15

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers such indeterminable number of additional shares of the Registrant’s common stock, no par value (the “Common Stock”), as may become issuable to prevent dilution in the event of stock splits, stock dividends, recapitalizations, or similar transactions.

(2)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and (h) under the Securities Act, and is based upon the average of high and low sales prices of the Common Stock on The Nasdaq Global Select Market on June 18, 2020.

REGISTRATION OF ADDITIONAL SECURITIES

Precigen, Inc. (the “Company”) is hereby registering 2,000,000 additional shares of its common stock, no par value per share, for issuance under the Precigen, Inc. Amended and Restated 2013 Omnibus Incentive Plan (the “2013 Plan”). The registration statements on Form S-8 (Registration Nos.  333-190614, 333-196840, 333-205642, 333-213065 , 333-219874, 333-226821, and 333-233209, collectively, the “Prior 2013 Plan Registration Statements”), as filed with the Securities and Exchange Commission on August 14, 2013, June 17, 2014, July 13, 2015, August 10, 2016, August 10, 2017, August 13, 2018, and August 12, 2019, respectively, relating to the same class of securities and the same benefit plan are currently effective and, in accordance with General Instruction E to Form S-8, the contents of the Prior 2013 Plan Registration Statements, except to the extent supplemented, amended, or superseded by the information set forth herein, are incorporated herein by reference.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 6. Indemnification of Directors and Officers.

Article 10 of Chapter 9 of Title 13.1 of the Code of Virginia, as amended, or the Virginia Stock Corporation Act (the “VSCA”), permits a Virginia corporation before final disposition of a proceeding to advance funds to pay for or reimburse any officer or director for expenses incurred in connection with the proceeding if the individual is a party to the proceeding because the individual is an officer or director, and if the individual delivers to the corporation a written undertaking to repay any funds advanced if it is ultimately determined that the individual is not entitled to indemnification.

In addition, a corporation is permitted to indemnify a director or officer who is party to a proceeding because the individual is or was a director or officer against liability incurred in the proceeding.

Authorization to advance funds to, reimburse, or indemnify a director or officer must be made by the disinterested members of the board of directors, a committee of the board of directors consisting solely of disinterested directors, or shareholders, and the authorization to indemnify requires that a determination be made that the individual’s conduct was in good faith and otherwise met the required standards of conduct and belief.

In a proceeding by or in the right of the corporation, no indemnification shall be made in respect of any matter as to which a director or officer is adjudged to be liable to the corporation, except for expenses incurred in connection with the proceeding if it is determined that the individual has met the relevant standard of conduct and belief. In any other proceeding, no indemnification shall be made if the director or officer is adjudged liable to the corporation on the basis that the individual improperly received a personal benefit. Corporations are given the power to make any other or further indemnity, including advance of expenses, to any director or officer that may be authorized by the articles of incorporation or any bylaw made by the shareholders, or any resolution adopted, before or after the event, by the shareholders, except an indemnity against the individual’s willful misconduct or a knowing violation of criminal law. Unless limited by its articles of incorporation, indemnification against the reasonable expenses incurred by a director or officer is mandatory who is wholly successful, on the merits or otherwise, in the defense of any proceeding to which the individual is a party because the individual is or was a director or officer. In addition, the VSCA limits the personal liability of an officer or director in any proceeding brought by or in the name of the corporation or its shareholders except if the individual engaged in willful misconduct or a knowing violation of the criminal law or any federal or state securities law, including without limitation any claim of unlawful insider trading or market manipulation.

The Company is a Virginia corporation. The Company’s Amended and Restated Articles of Incorporation contain provisions limiting the liability of and indemnifying its directors and officers to the extent not prohibited by Virginia law.

ITEM 8 Exhibits.

Exhibit Number	Description

4.1	Specimen certificate evidencing shares of common stock.

5.1	Opinion of Hogan Lovells US LLP.

23.1	Consent of Hogan Lovells US LLP (included in Exhibit 5.1).

23.2	Consent of Deloitte & Touche LLP, independent registered public accounting firm.

23.3	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm.

24.1	Power of Attorney.

99.1	Precigen, Inc. Amended and Restated 2013 Omnibus Incentive Plan (conformed copy including amendments through April 1, 2020) (incorporated by reference to Appendix A to the Company’s Definitive Proxy Statement on Schedule 14A filed with the Securities and Exchange Commission on April 29, 2020).

99.2	Amendment to the Precigen, Inc. Amended and Restated 2013 Omnibus Incentive Plan (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on June 19, 2020).

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Germantown, State of Maryland on June 22, 2020.

PRECIGEN, INC.

By:	/s/ Rick L. Sterling
Rick L. Sterling
Chief Financial Officer

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Helen Sabzevari Helen Sabzevari	President and Chief Executive Officer and Director (Principal Executive Officer)	June 22, 2020

/s/ Rick L. Sterling Rick L. Sterling	Chief Financial Officer (Principal Accounting and Financial Officer)	June 22, 2020

* Randal J. Kirk	Executive Chairman of the Board of Directors	June 22, 2020

* Cesar L. Alvarez	Director	June 22, 2020

* Steven R. Frank	Director	June 22, 2020

* Vinita D. Gupta	Director	June 22, 2020

* Fred Hassan	Director	June 22, 2020

* Jeffrey B. Kindler	Director	June 22, 2020

* Dean J. Mitchell	Director	June 22, 2020

* Robert B. Shapiro	Director	June 22, 2020

* James S. Turley	Director	June 22, 2020

*By:	/s/ Rick L. Sterling
Rick L. Sterling
Attorney in Fact